Exhibit 99.1
Atrion Adopts Stockholder Rights Plan
Monday August 7, 6:43 pm ET
ALLEN, Texas—(BUSINESS WIRE)—Aug. 7, 2006—Atrion Corporation (Nasdaq:ATRI — News) today announced that its Board of Directors has adopted a Rights Plan which is intended to deter abusive takeover tactics. The Company said that the Rights Plan, which is similar to the rights plan the Company had in place from 1990 until 2005, was not adopted in response to any known effort to acquire control of the Company.
The Board of Directors authorized and declared a dividend distribution of one right (each a “Right” and collectively, the “Rights”) for each share of common stock of the Company, $0.10 par value (the “Common Stock”), outstanding at the close of business on August 21, 2006. When exercisable, such Right would entitle the holder to purchase a number of shares of Common Stock at a discount.
The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirers from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Board of Directors to negotiate with a potential acquirer on behalf of all of the stockholders.
Additional information regarding the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will file with the Securities and Exchange Commission. In addition, the Company will mail, as soon as practicable, a detailed summary of the plan to stockholders of record as of the close of business on August 21, 2006.
Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.
The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Words such as “expect,” “believes,” “anticipates,” “intends,” “hopeful” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the SEC.

Contact:
Atrion Corporation
Jeffery Strickland, 972-390-9800